LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com

Lowrance Fiscal 2004 Net Income Jumps 89% to a Record
$2.20 Per Share on a 27% Increase in Sales

Fourth Quarter Net Income Increases 65% to $0.51 Per Share

     TULSA, OKLAHOMA, August 26, 2004 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced that net income for the year ended July 31, 2004 increased 89% to a record $8,756,000, or $2.20 per diluted share, compared to net income of $4,645,000, or $1.19 per diluted share, in fiscal 2003. Net sales increased 27% to $111,861,000, compared to $88,297,000 last year.

     For the fourth quarter ended July 31, 2004, net income increased 65% to $2,047,000, or $0.51 per diluted share, compared to net income of $1,239,000, or $0.31 per diluted share, for the same period in fiscal 2003. Net sales for the fourth quarter increased 17% to $27,061,000 compared to $23,214,000 for the same quarter of fiscal 2003.

     “This year Lowrance introduced over 30 SONAR and GPS products, more than double the Company’s new product introduction rate just two years ago. Our rapid product development pace, supported by a 25% increase in research and development expenditures, has lead to increased sales and significantly improved profitability,” said Darrell Lowrance, Lowrance’s president and CEO.

     “The strong product development schedule continues again this year, with the addition of thirteen design engineers and the planned introduction of a record number of new, state-of-the-art SONAR and GPS products in fiscal 2005. New product introductions planned for delivery later this year include multi-purpose boat networking capabilities for SONAR and GPS products and a color turn-by-turn automotive navigation GPS product. Of the nine new handheld and portable GPS products scheduled for fiscal 2005, over half will include the audible turn-by-turn driving instruction capabilities,” he said.

     Lowrance’s continuing fast pace of new product introductions helped increase fourth quarter sales 17%, raising gross profit to 43% of sales, compared to 40% of sales in the same period last year. The strong sales gains boosted operating income 61%, to $2,576,000, or nearly 10% of sales, compared to $1,602,000, or 7% of sales, in the comparable quarter of fiscal 2003.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance"®, and “Eagle"® Electronics and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems) and aviation.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(tables attached)

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LOWRANCE ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2004	2003	2004	2003
NET SALES	$27,061	23,214	$111,861	$88,297
COST OF SALES	15,528	13,923	64,557	51,036

Gross profit	11,533	9,291	47,304	37,261

OPERATING EXPENSES:
Selling and administrative	7,465	6,523	28,742	25,189
Research and development	1,492	1,166	5,252	4,191

Total operating expenses	8,957	7,689	33,994	29,380

Operating income	2,576	1,602	13,310	7,881
OTHER EXPENSES:
Interest	131	232	689	989
Other	(18)	7	192	30

Total other expenses	113	239	881	1,019

INCOME BEFORE INCOME TAXES	2,463	1,363	12,429	6,862
PROVISION FOR INCOME TAXES	416	124	3,673	2,217

NET INCOME	2,047	1,239	$8,756	$4,645

NET INCOME PER COMMON SHARE Basic	$0.54	$0.33	$2.33	$1.23

Diluted	$0.51	$0.31	$2.20	$1.19

WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING
Basic	3,761	3,761	3,761	3,761

Diluted	3,988	3,932	3,979	3,893

DIVIDENDS	$941	—	$1,881	—
COMPREHENSIVE INCOME
Net Income	$2,047	$1,239	$8,756	$4,645
Foreign currency translation adjustment, net of tax	(14)	49	141	259

Comprehensive income	$2,033	$1,288	$8,897	$4,904

LOWRANCE ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS

	July 31,
ASSETS	2004	2003
	(in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$1,412	$1,206
Trade accounts receivable, net	10,276	8,431
Inventories	23,821	15,941
Current deferred income taxes	1,107	894
Prepaid expenses	2,041	1,290

Total current assets	38,657	27,762

PROPERTY, PLANT, AND EQUIPMENT, net	10,005	7,593
OTHER ASSETS	81	62

TOTAL ASSETS	$48,743	$35,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,874	$2,061
Accounts payable	6,072	2,951
Accrued liabilities:
Compensation and benefits	3,175	2,704
Product costs	1,968	1,004
Accrued taxes	671	—
Other	1,119	893

Total current liabilities	14,879	9,613

LONG-TERM DEBT, less current maturities	6,040	5,825
DEFERRED INCOME TAXES	1,169	371
STOCKHOLDERS’ EQUITY:
Common stock, $.10 par value, 10,000,000 shares authorized, 3,761,196 shares issued and outstanding at July 31, 2004 and 2003	377	377
Paid-in capital	7,449	7,418
Retained earnings	18,721	11,846
Accumulated other comprehensive income (loss)	108	(33)

Total stockholders’ equity	26,655	19,608

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,743	$35,417